Exhibit 99.1

May 16, 2012

FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. (the "Company") has declared a dividend in the amount of $715 per share of preferred stock, representing property operations for the quarter ended March 31, 2012. The dividend will be payable on May 30, 2012 and will be paid directly by the Company. NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns and operates a twelve-story, multi-tenant Class “A” building containing approximately 486,000 square feet of office and retail space located in the central business district of Minneapolis, Minnesota. The property’s occupancy for the first quarter of 2012 remained relatively unchanged from last quarter at 98.8%. Comparatively, according to CBRE (our leasing agent at the property) Class A office occupancy for the broader downtown Minneapolis central business district as of March 31, 2012 was approximately 86.5%.

As communicated to you previously, on December 29, 2011, Franklin Street Properties Corp. (“FSP”), the Company’s sole common shareholder, made an investment in the property in the form of a loan of up to $106,200,000. The loan includes a term component in the amount of $76,200,000, all of which was funded on December 29, 2011 and used to repay in full the Company’s loan from Bank of America, N.A. which was due to mature on January 1, 2012. The loan with FSP also includes a revolving line of credit component that shall not at any time exceed $30,000,000. The proceeds of the revolving line of credit component are to be used for lender-approved tenant improvement costs, leasing commissions and other incentives necessary to lease space at the property. On March 7, 2012, the Company drew down the entire $30,000,000 revolving line of credit component of the loan in connection with a new lease with Target Corporation (“Target”) as described in previous communications and below.

On February 29, 2012, the Company entered into a new lease with Target Corporation (the “Lease”) whereby Target extended and expanded its lease of space at the property, effectively leasing 100% of the property’s office space (449,233 square feet) through March 31, 2030 with no early termination rights. The space that is currently leased to other tenants at the property does not become a part of Target’s leased premises until the expiration dates of those respective leases. Rent is comprised of base rent and Target’s share of basic operating costs. The Lease contains no free rent; and, in lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Company paid a tenant improvement/incentive payment in the amount of $23,950,000. In addition, the Company paid brokerage fees relating to the consummation of the Lease in the amount of $6,688,000.

With the consummation of a new long-term Lease with Target and the property’s prominent location in downtown Minneapolis, management is very optimistic about the property’s future. Currently, dividend levels for the balance of 2012 cannot be precisely predicted as distribution amounts will be impacted by the yet unknown outcome of the sale and refinancing options that management is exploring for the property. The current dividend of $715 per share reflects the approximate cash from operations after debt service of the current FSP “bridge loan” of $106,200,000. Because longer-term occupancy risk at the property has now been reduced by the signing of the Lease with Target, interest rates from replacement lenders could be significantly lower than the 6.5% interest rate on the FSP “bridge loan.” If a permanent replacement loan could be obtained at a lower rate, operating cash flow from the property available for shareholder dividends could rise substantially. Management is actively exploring a number of potential options for the Company, including a potential property sale and/or replacement of the FSP “bridge loan.” We will keep shareholders apprised of our progress in these efforts.

Of course, any sale of the property would be subject to a number of conditions, including approval by the Company’s Board of Directors and a majority of the holders of the Company’s preferred stock and review by the U.S. Securities and Exchange Commission.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

George J. Carter

President – FSP 50 South Tenth Street Corp.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001379075

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 50 South (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

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FSP 50 South Tenth Street Corp. - Dividend Summary

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
(11/08-12/31)				TOTAL PAID TO DATE
12/31/2006	$900	$630,000	6.0%
2006				$900
3/31/2007	$1,751	$1,225,700	7.0%
6/30/2007	$1,752	$1,226,400	7.0%
9/30/2007	$1,757	$1,229,900	7.0%
12/31/2007	$1,764	$1,234,800	7.1%
2007				$7,924
3/31/2008	$1,857	$1,299,900	7.4%
6/30/2008	$1,750	$1,225,000	7.0%
9/30/2008	$1,750	$1,225,000	7.0%
12/31/2008	$1,750	$1,225,000	7.0%
2008				$15,031
3/31/2009	$1,750	$1,225,000	7.0%
6/30/2009	$1,750	$1,225,000	7.0%
9/30/2009	$1,750	$1,225,000	7.0%
12/31/2009	$1,750	$1,225,000	7.0%
2009				$22,031
3/31/2010	$1,750	$1,225,000	7.0%
6/30/2010	$1,750	$1,225,000	7.0%
9/30/2010	$1,750	$1,225,000	7.0%
12/31/2010	$1,750	$1,225,000	7.0%
2010				$29,031
3/31/2011	$1,750	$1,225,000	7.0%
6/30/2011	$1,750	$1,225,000	7.0%
9/30/2011	$0	$0	0.0%
12/31/2011	$0	$0	0.0%
2011				$32,531
3/31/2012	$715	$500,500	2.9%
2012				$33,246

*Yield based on original offering amount of $70,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations, geopolitical events and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

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